As filed with the Securities and Exchange Commission on July 21, 2025

Registration No. 333-286850

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDNMENT NO. 2

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Safe & Green Holdings Corp.
(Exact name of Registrant as specified in its charter)

Delaware	5030	95-4463937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd., Suite 501
Miami, Florida 33132
(904) 496-0027

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael McLaren

Director and Chief Executive Officer
Chairman of the Board of Directors
Safe & Green Holdings Corp.
990 Biscayne Blvd., Suite 501
Miami, Florida 33132
(646) 240-4235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.
Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, New York 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The Selling Stockholder identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 21, 2025

Safe & Green Holdings Corp.

20,408,160 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling stockholder (the “Selling Stockholder”) identified in this prospectus under the caption “Selling Stockholder” of up to 20,408,160 shares of our Common Stock, par value $0.01 (our “Common Stock”), consisting of (1) (a) 2,504,040 shares of our Common Stock (the “Shares”) and (b) 17,904,120 shares of our Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants together, the Shares and the Pre-Funded Warrant Shares, the “April Registrable Securities”) in each case as issued to the Selling Stockholder in a private placement (the “April Private Placement”), pursuant to that certain Securities Purchase Agreement with the Selling Stockholder dated April 14, 2025 (the “Purchase Agreement”), and The April Private Placement was completed on April 14, 2025. The Company is not registering the Series A and Series B Warrants or the shares underlying them.

The initial exercise price of each Series A Warrant is $0.784 per share of Common Stock. The Series A Warrants are exercisable following stockholder approval and expire five (5) years thereafter. The number of securities issuable under the Series A Warrant is subject to adjustment as described in more detail in the Series A Warrant. The initial exercise price of each Series B Warrant is $0.98 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series B Warrants are exercisable following stockholder approval and expire two and one-half (2.5) years thereafter. The number of securities issuable under the Series B Warrant is subject to adjustment as described in the Series B Warrant.

Each Pre-Funded Warrant is exercisable for one share of Common Stock for $0.0001 immediately upon issuance until all of the Pre-Funded Warrants are exercised in full. The number of Pre-Funded Warrant Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations.

We received approximately $8 million in aggregate gross proceeds from the April Private Placement, before deducting the placement agent fee and related offering expenses.

We will not receive any proceeds from the sale of the Registrable Securities by the Selling Stockholder under this prospectus. We provide more information about how we plan to use the proceeds in the section titled “Use of Proceeds” on page 16 of this prospectus.

The Shares and the Pre-Funded Warrants were offered and sold by us pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. We are registering the offer and resale of the Registrable Securities to satisfy the provisions of that certain registration rights agreement, dated April 14, 2025 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the Shares and the Pre-Funded.

The foregoing summaries of the Purchase Agreement, the Registration Rights Agreement and the Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by the Purchase Agreement, the Registration Rights Agreement, the form of Pre-Funded Warrant and the form of Common Warrant attached as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, to our Current Report on Form 8-K filed with the SEC on April 16, 2025, each of which is incorporated herein by reference.

The Selling Stockholder may sell its shares of Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell its shares of Common Stock in the section titled “Plan of Distribution” on page 19 of this prospectus. We will pay the expenses incurred in registering the securities covered by this prospectus, including legal and accounting fees. To the extent the Selling Stockholder decides to sell any of its shares of Common Stock, we will not control or determine the price at which the shares are sold.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SGBX”. On July 18, 2025, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $0.61 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 11 and in our filings with the Securities and Exchange Commission (referred to herein as the “Securities and Exchange Commission” or the “SEC”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2025

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.safeandgreenholdings.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “Safe & Green,” the “Registrant”, and “our business” refer to Safe & Green Holdings Corp., and “this offering” refers to the offering contemplated in this prospectus of the Registrable Securities.

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About this Prospectus

Neither the Selling Stockholder nor we have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, as described in “Incorporation of Certain Documents by Reference” in this prospectus, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. We believe this information is reliable as of the applicable date of its publication; however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

Smaller Reporting Company

We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Smaller Reporting Company” for additional information.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 11 and the financial statements and related notes included in this prospectus.

Corporate Information

We were incorporated in the State of Delaware on December 29, 1993 under the name PC411, INC. On January 12, 1999, we changed our name to CDSI Holdings, Inc. On November 4, 2011, CDSI Merger Sub, Inc., our wholly owned subsidiary, completed a reverse merger with and into SG Building Blocks, Inc. (“SG Building”), with SG Building surviving the reverse merger as our wholly owned subsidiary. Also on November 4, 2011, we changed our name to SG Blocks, Inc. On December 16, 2022, we changed our name to Safe & Green Holdings Corp. In addition, on December 16, 2022, our then wholly-owned subsidiary, SGB Development Corp. changed our name to Safe and Green Development Corporation by filing a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. Prior to our emergence from bankruptcy in June 2016, our Common Stock was quoted on the OTC Bulletin Board. Our Common Stock is currently listed for trading on the Nasdaq Capital Market under the symbol “SGBX.”

Our principal offices are located at 990 Biscayne Blvd, #501, Office 12, Miami, Florida 33132. Our website address is www.safeandgreeenholdings.com. The information contained in, and that can be accessed through our website, is not incorporated into and is not a part of this prospectus. Our phone number is (646) 240-4235.

Business Overview

We operate in the following four segments: (i) manufacturing and construction services; (ii) medical; (iii) real estate development; and (iv) environmental. The manufacturing and construction segment designs and manufactures modular structures built in our factories using raw materials that are Made-in-America. In the medical segment we have previously used our modular technology to offer prefabricated health facilities for on-site immediate COVID-19 testing and plan to provide our modular technology to offer turnkey solutions to medical testing and treatment and generating revenue from medical testing. Our real estate development segment’s current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. The environmental segment, the newest segment, plans to offer a sustainable medical and waste management solution that will utilize a patented technology to collect waste and treat waste for safe disposal.

We are a provider of modular facilities (“Modules”). We currently provide Modules made out of both code-engineered cargo shipping containers and traditional construction using wood and steel framing for use as both permanent or temporary structures for residential housing use and commercial use. Prior to the COVID-19 pandemic, the Modules we supplied were primarily for retail, restaurant and military use and were manufactured by third party suppliers using our proprietary technology and design and engineering expertise, which modifies code-engineered cargo shipping containers and purpose-built modules for use for safe and sustainable commercial, industrial and residential building. In March 2020, in response to the COVID-19 pandemic we began increasing our focus on providing our Modules as health care facilities for deployable medical response solutions. In September 2020, we acquired substantially all the assets of Echo DCL, LLC, a Texas limited liability company (“Echo”), except for Echo’s real estate holdings. Echo was a container/modular manufacturer based in Durant, Oklahoma specializing in the design and construction of permanent modular and temporary modular buildings and was one of our key supply chain partners. This acquisition allowed us to have more control over the manufacturing process and, as a result, we have increased our product offerings to add Modules made out of wood, steel and traditional construction materials.

During 2021, through our former subsidiary, Safe and Green Development Corporation. (“SG DevCorp” or “SG Development”) we also began to focus on acquiring property to build multi-family housing projects in underserved regions utilizing the manufacturing services of our subsidiary SG Echo, LLC (“SG Echo”). In March 2022, we formed SG Environmental Solutions Corp. (“SG Environmental”) to focus on biomedical waste removal utilizing a patented technology that it licenses to shred and disinfect biomedical waste, rendering the waste disinfected, unrecognizable, and of no greater risk to the public health than residential household waste. In March 2023, we formed Safe and Green Medical Corporation (“SG Medical”), to focus on providing our Modules as health care facilities with various clinics and labs that cater to the specific needs of local communities. To date, we have not generated revenue from SG Environmental or SG Medical.

During 2024, our ownership in SG DevCorp fell below 50%, and we deconsolidated SG DevCorp from our financial statements (the “Deconsolidation”). The decrease in ownership percentage resulted from additional equity transactions of SG DevCorp. The Deconsolidation represents a strategic shift in our operations and will have a major effect on our operations and financial results.

Recent Developments

June Line of Credit

On June 3, 2025 (the “Effective Date”), Olenox Corp. (the “Borrower”), a wholly owned subsidiary of Safe & Green Holdings Corp. (the “Company”), entered into a Promissory Note (the “Note”) in favor of Prosperity Bank (the “Lender”) in the aggregate principal amount of $2,000,000 (the “Principal”). The Note evidences a revolving Line of Credit of Olenox with the Lender. After all loan processing and origination fees of $15,002, the Borrower received net loan proceeds of $1,984,998. The Note is secured by the Company’s Certificate of Deposit held with the Lender with an approximate balance of $2,000,000

The Note shall bear interest at a rate of five percent (5%) per annum. Interest shall be calculated based on a year of 360 days. The Note shall be due in full immediately upon Lender’s demand. If no demand is made, Borrower will pay all outstanding principal and all accrued unpaid interest on June 2, 2026. In addition, the Borrower will pay regular monthly payments of all accrued interest due as of each payment date, beginning July 2, 2025. The Borrower may prepay all or a portion of the principal without penalty earlier than it is due. If a payment is 10 days or more late, the Borrower will be charged a late charge 5.00% of the unpaid portion of the regular payment. The Lender reserves a right of setoff in all of the Borrower’s accounts with the Lender (whether checking, savings, or some other account). The Borrower authorizes the Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts. The Note provides for a commercial guaranty by Michael McLaren.

Among others, the following shall constitute an event of default under the Note (each an “Event of Default”): if the Borrower fails to make any payment when due under the Note; if the Borrower fails to comply with or to perform any other term, obligation, covenant, or condition contained in the Note or any related documents; any representation or statement made by the Borrower to the Lender is false or misleading in any material respect; a change in ownership of twenty-five percent (25%) or more of the common stock of the Borrower; or a material adverse change in the Borrower’s financial condition. Upon an Event of Default, the interest rate on the Note shall be 18.00%.

The Note contains covenants applicable to the Borrower pertaining to the line of credit, including, among others, that the Borrower agrees to: maintain books and records of its operations (the “Books and Records”) to the need for the line of credit; permit the Lender or any of the Lender’s representatives, inspect and/or copy the Books and Records; and to provide the Lender any documentation requested which support the reason for making any advance under the line of credit. Further, the Note provides that the Borrower shall furnish from time to time to the Lender, upon the Lender’s request, copies of balance sheets of the Borrower, and copies of statements of income and cash flows of the Borrower.

May Equity Line of Credit

On May 29, 2025 (the “Effective Date”), Safe & Green Holdings Corp. (the “Company”) entered into a Stock Purchase Agreement (the “ELOC Purchase Agreement”) with Generating Alpha Ltd., a Saint Kitts and Nevis Company (the “Purchaser”), whereby the Company shall issue and sell to the Purchaser, subject to the terms and conditions of the ELOC Purchase Agreement, up to an aggregate of $100 million (the “Commitment Amount”) of newly issued shares (the “ELOC Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

The Company does not have a right to commence any sales of Common Stock to the ELOC Purchaser under the ELOC Purchase Agreement until the time when all of the conditions to the Company’s right to commence sales of Common Stock to the ELOC Purchaser set forth in the ELOC Purchase Agreement have been satisfied, including that a registration statement of such shares is declared effective by the SEC and the final form of prospectus is filed with the SEC (the “Commencement Date”). Over the period ending on the earlier of May 8, 2026, or the date on which the Purchaser shall have purchased ELOC Shares pursuant to the ELOC Purchase Agreement for an aggregate purchase price of the Commitment Amount, the Company will control the timing and amount of any sales of ELOC Shares to the ELOC Purchaser. Actual sales of shares of Common Stock to the ELOC Purchaser under the ELOC Purchaser Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations made by the Company as to appropriate sources of funding.

The purchase price of the shares of ELOC Shares that the Company elects to sell to the ELOC Purchaser pursuant to the ELOC Purchase Agreement will be equal to the lowest traded price of Common Stock during the seven (7) trading days prior to the applicable closing date multiplied by 90%.

In no event may the Company issue to the ELOC Purchaser under the ELOC Purchase Agreement more than the 4.99% of the total number of the Company’s shares of Common Stock issued and outstanding immediately prior to the execution of the ELOC Purchase Agreement (the “Applicable Exchange Cap”), unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Applicable Exchange Cap. In any event, the ELOC Purchase Agreement provides that the Company may not issue or sell any shares of Common Stock under the ELOC Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The ELOC Purchase Agreement prohibits the Company from directing the Company to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by the ELOC Purchaser (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), would result in the ELOC Purchaser beneficially owning more than 4.99% of the outstanding Common Stock.

The ELOC Purchase Agreement provides that the Company shall file a registration statement registering the resale of the maximum number of ELOC Shares as shall be permitted by applicable law within ten (10) calendar days following the Effective Date of the ELOC Purchase Agreement. The Company shall use its best efforts to have the registration statement declared “effective” within thirty (30) days of the date of the ELOC Purchase Agreement, but no more than sixty (60) calendar days after the Company has filed the registration statement.

Sherman Oil Asset Purchase

On May 28, 2025, Safe & Green Holdings Corp. (“the Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Sherman Oil Company LLC and its affiliates (“Sherman Oil”), pursuant to which the Company will acquire approximately 1,600 acres of held-by-production oil leases for oil wells located in Wichita County and Wilbarger County, Texas (the “Assets”) for a purchase price of $1,000,000 (the “Purchase Price”). The purchase of the Assets includes Sherman Oil’s operational equipment of the oil wells.

Pursuant to the Asset Purchase Agreement, the Company will pay the Purchase Price as follows: $250,000 in cash on the closing date, $250,000 in cash within 90 days of the closing date, $250,000 in cash within 180 days of the closing date, and $250,000 in cash within 240 days of the closing date. The payments will bear no interest. The Asset Purchase Agreement contains customary representations, warranties, and covenants.

April Promissory Note

On April 11, 2025 (the “Issue Date”), Safe & Green Holdings Corp. (the “Company”) executed and issued a Promissory Note (“Note”) in favor of Generating Alpha Ltd. (the “Lender”) in the aggregate principal amount of $267,000 (the “Principal”), and an accompanying Securities Purchase Agreement (the “SPA”) and Registration Rights Agreement (the “RRA”).

The Note was purchased by the Lender for a purchase price of $213,600, representing an original issue discount of $53,400. The Note shall bear interest at a rate of fifteen percent (15%) per annum, with the understanding that the first twelve months of interest under the Node (equal to $40,050), shall be guaranteed and earned in full as of the Issue Date. Any amount of Principal or interest due under the Note which is not paid when due shall bear interest at eighteen percent (18%) per annum (“Default Interest”). The Company shall make monthly payments on the Note (each an “Amortization Payment”) in the amount of $30,705, due and payable each month commencing on July 4, 2025, and ending on April 6, 2026. The Company may accelerate the payment date of any Amortization Payment by giving notice to the Lender.

If the Company fails to pay any Amortization Payment when due, in addition to all other rights under the Note, the Lender shall have the right to convert at any time any portion of the Note at a price per share equal to the Market Price. “Market Price” shall mean the lesser of (i) the then applicable conversion price under the Note or (ii) 80% of the lowest closing price of the Company’s shares of common stock, par value $0.01 (“Common Stock”) on any trading day during the ten trading days prior to the conversion date. If an event of default occurs under the Note, then, in addition to all other rights under the Note, the Lender shall have the right to convert at any time any portion of the Note at a price per share equal to the Alternate Price. “Alternate Price” shall mean the lesser of (i) the then applicable conversion price, (ii) the closing price of the Common Stock on the date of the event of default (provided, however, that if such date is not a trading day, then the next trading day after the event of default), or (iii) $0.52 (subject to adjustment as provided in the Note).

The total cumulative number of shares of Common Stock issued to Lender under the Note, together with the SPA and RRA, may not exceed the requirements of Nasdaq Listing Rule 5635(d) (the “Nasdaq 19.99% Cap”), except that is the number of shares of Common Stock issued to Lender reaches the Nasdaq 19.99% Cap, the Company, at its election, will use reasonable commercial efforts to obtain stockholder approval of the Note and the issuance of additional conversion shares, in accordance with the requirements of Nasdaq Listing Rule 5635(d) (the “Approval”). If the Company is unable to obtain such Approval, any remaining outstanding balance of the Note must be repaid in cash.

Among others, the following shall be considered events of default under the Note (“Event of Default”): if the Company fails to pay an Amortization Payment when due on the Note; the Company fails to perform or observe any covenant, term, provision, condition, agreement, or obligation of the Company under the Note, the SPA, or the RRA; the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

After an Event of Default, in addition to all other rights under the Note, the Lender shall have the right to convert any portion of the Note at any time at a price per share equal to the Alternate Price. The “Alternate Price” shall mean the lesser of (i) the applicable conversion price under the Note, (ii) the closing price of the Common Stock on the date of the Event of Default, or (iii) $0.52.

So long as the Company has any obligation under the Note, the Company shall not, without the Lender’s written consent: pay, declare, or set apart for such payment, any dividend or other distribution; redeem, repurchase, or otherwise acquire any shares of capital stock the Company; repay any indebtedness of the Company; or sell, lease, or otherwise dispose of any significant portion of the Company’s assets outside the ordinary course of business.

Commencing sixty (60) days after free trading shares of Common Stock are available to the Lender, the Company may deliver a notice to the Lender (an “Optional Redemption Notice”) of its election to redeem the outstanding balance together with all unpaid interest accrued thereon of the Note for cash at a redemption price equal to: one hundred and ten percent (110%) multiplied by the then-outstanding balance together with all unpaid interest accrued thereon of the Note. Upon receipt of the Optional Redemption Notice, the Lender shall have the option to convert up to 1/3 of the outstanding balance of the Note at the lower of the fixed conversion price or the alternative conversion price. If a change of control occurs, an additional 5% premium would be owed on the outstanding balance.

April 2025 Private Placement

On April 14, 2025, Safe & Green Holdings Corp. (the “Company”) consummated the previously announced private placement (the “Private Placement”) pursuant to a securities purchase agreement (the “Purchase Agreement”) with institutional investors (the “Purchasers”) for the purchase and sale of approximately $8 million of shares of the Company’s common stock (the “Common Stock”) and investor warrants at a price of $0.392 per Common Unit. The entire transaction was priced at the market under Nasdaq rules. The offering consisted of the sale of Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Common Stock or one (1) Pre-Funded Warrant, (ii) one (1) Series A PIPE Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $0.784 (the “Series A Warrant”) and (iii) one (1) Series B PIPE Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $0.98 (the “Series B Warrant” and together with the Series A Warrant, the “Warrants”).

The initial exercise price of each Series A Warrant is $0.784 per share of Common Stock. The Series A Warrants are exercisable following stockholder approval and expire five (5) years thereafter. The number of securities issuable under the Series A Warrant is subject to adjustment as described in more detail in the Series A Warrant. The initial exercise price of each Series B Warrant is $0.98 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series B Warrants are exercisable following stockholder approval and expire two and one-half (2.5) years thereafter. The number of securities issuable under the Series B Warrant is subject to adjustment as described in the Series B Warrant.

Each Pre-Funded Warrant is exercisable for one share of Common Stock for $0.0001 immediately upon issuance until all of the Pre-Funded Warrants are exercised in full. The number of Pre-Funded Warrant Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations. The shares of Common Stock, shares underlying the Series A Warrants and shares underlying the Series B Warrants are collectively referred to as the “Securities”.

In connection with the Private Placement, the Company entered into a registration rights agreement with the Purchasers on April 14, 2025 (the “Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement covering the resale of the Securities by April 30, 2025.

The Company will not be registering the shares underlying the Series A Warrant and Series B Warrant, as the Company has renegotiated the transaction, to eliminate the Series A and Series B Warrants with the investors from the April Private Placement. The Series A and B Warrants have now been exchanged, pursuant to the Exchange Agreement by and among the Company and the Investors, whereby the Investors will exchange the Series A and Series B Warrants previously purchased in the April 14, 2025 private placement (the “April 2025 Private Placement”) for an aggregate of 60,000 shares of Series B Preferred Stock (the “Exchange Shares”), with the New Series B Convertible Preferred Stock’s rights and preferences being set forth on that certain certificate of designation (the “Certificate of Designation”) of the Company, filed with the State of Delaware on July 17, 2025, in substantially in the form set forth hereto as Exhibit 3.1.

County Line Asset Purchase

On April 8, 2025 (the “Effective Date”), Safe & Green Holdings Corp. (the “Company”) has entered into an asset purchase agreement (the “Asset Purchase Agreement”) with County Line Industrial LLC (“County Line”) to acquire all of the assets and operating business of County Line (the “Assets”) for a purchase price of $1,000,000 (the “Purchase Price”). The acquisition of County Line’s business includes the acquisition of all of County Line’s existing customers and business pipeline, and the hiring of County Line’s existing employees, and the hiring of County Line’s sole member, Carter Fields.

Pursuant to the Asset Purchase Agreement, the Company will pay the Purchase Price as follows: a cash payment in the amount of $125,000 due on or before April 15, 2025, a cash payment in the amount of $100,000 due on or before May 15, 2025; a cash payment in the amount of $250,000 due on or before July 15, 2025; and a cash payment in the amount of $525,000 due on or before January 31, 2026. The payments will bear no interest. In addition to the Purchase Price, the Company shall pay its current payable due to County Line, in the amount of $76,000, on or before May 1, 2025. County Line shall pay all obligations of its three vehicles for an approximate total amount of $92,000.

The Asset Purchase Agreement contains customary representations and warranties for this type of transaction, including but not limited to, County Line shall deliver all of the Assets free and clear of all liabilities, liens, loans, and encumbrances, and shall ensure that the Assets are in good working condition, subject to normal wear and tear. The Company shall not assume or be responsible for any of County Line’s liabilities, debts, obligations, whether presently existing or arising thereafter. County Line and its sole member have agreed to customary restrictive covenants including non-competition, non-circumvention, and non-solicitation for a period of two years.

Merger

On February 2, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and New Asia Holdings, Inc., a Nevada corporation (“NAHD”), pursuant to which NAHD will be merged into a to-be-formed subsidiary of the Company (the “Merger”). Following this Merger, the NAHD operating subsidiaries will be indirect, wholly owned subsidiaries of the Company.

As merger consideration, the Company will issue four million (4,000,000) Series A non-voting convertible preferred shares of the Company, par value $1.00 (the “Preferred Shares”), to the NAHD shareholders. Each Preferred Share has the right to convert into shares of common stock of the Company at a ratio of 1 to 15 (each Preferred Share will convert into 15 shares of common stock of the Company), provided, however, that such conversion is subject to the approval of a majority of the Company’s common shareholders.

The Merger Agreement contain customary representations, warranties, and covenants. The Merger Agreement also contain conditions to the completion of the Merger including the filing of the articles of incorporation and/or organization for the merger subsidiaries, and the adoption of board resolutions and/or sole member resolutions by the merger subsidiaries approving the Merger. There are no assurances that the parties will satisfy all of the conditions to the merger.

The parties expect to complete these transactions as soon as practicable following the satisfaction or waiver of the condition to the Merger.

Following the Merger, NAHD and its subsidiaries Olenox Corp., a Nevada corporation, and Machfu Inc., a Delaware corporation, will be indirect, wholly owned subsidiaries of the Company.

As a result of the transaction, which positively impacts stockholders’ equity by approximately $35 million, as of the date of this filing the Company believes it has stockholders’ equity of at least $2.5 million as required by Nasdaq Listing Rule 5550(b)(1) (the “Rule”). The Company is awaiting Nasdaq’s confirmation that it has evidenced compliance with the Rule.

Reverse Stock Split

On May 2, 2024, we effected a 1-for-20 reverse stock split of our outstanding Common Stock (“Reverse Split”). As a result of the Reverse Split, each of our stockholders received one new share of Common Stock for every 20 shares such stockholder held immediately prior to the effective time of the Reverse Split. The Reverse Split affected all of our issued and outstanding shares of Common Stock equally. The Reverse Split also affected our outstanding stock options, warrants and other exercisable or convertible securities and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately. No fractional shares were issued as a result of the Reverse Split. Any fractional shares that would have otherwise resulted from the Reverse Split was paid in cash, at an amount equal to the resulting fractional interest in one share of the Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on May 2, 2024. Except as indicated otherwise herein, the calculations based on outstanding Common Stock amounts after May 2, 2024 reflect the Reverse Split. Except where indicated otherwise therein, the documents incorporated by reference herein do not reflect the Reverse Split.

Nasdaq Continued Listing Rule Compliance

On July 8, 2025, Safe & Green Holdings Corp. (the “Company”) received a decision letter from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for continued listing on the Nasdaq Capital Market. The decision is conditioned on the Company maintaining full compliance with all continued listing requirements of the Nasdaq Capital Market by August 28, 2025. On or before August 28, 2025, the Company must effect a reverse stock split and demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) by achieving a closing bid price of $1.00 or more per share for at least ten (10) consecutive business days.

On or before July 18, 205, the Company must publicly disclose that it has restructured the terms of its April 2025 offering to eliminate the Class B warrants and provide Nasdaq with confirmation that no shares underlying the Class B warrants were issued.

The Panel’s decision follows the Company’s hearing before the Panel on June 17, 2025, during which the Company presented a plan to regain compliance, including its intention to implement a reverse stock split and restructure certain previously issued warrants to mitigate dilution concerns.

Exchange Agreement

On July 17, 2025, the Company entered into an Exchange Agreement (the “Exchange Agreement”) by and among the Company and the Investors. Pursuant to the Exchange Agreement, the parties intended to effect a voluntary security exchange transaction (the “Transaction”) whereby the Investors will exchange the Series A and Series B Warrants previously purchased in the April 14, 2025 private placement (the “April 2025 Private Placement”) for an aggregate of 60,000 shares of Series B Preferred Stock (the “Exchange Shares”), with the New Series B Convertible Preferred Stock’s rights and preferences being set forth on that certain certificate of designation (the “Certificate of Designation”) of the Company, filed with the State of Delaware on July 17, 2025, in substantially in the form set forth as Exhibit 3.1 on the Company’s current report on Form 8-K, filed on July 18, 2025.

The Exchange Agreement contains other customary provisions including representations and warranties for the Company and the Investors, governing law, and notice.

In connection with the above, the Company has planned on Annual Meeting on August 25, 2025, and plans to conduct a Reverse Stock Split at a range of one-for-ten (1-for-10) to a maximum of a one-for-one hundred (1-for-100) with the exact ratio to be determined by our board of directors in its sole discretion.

On June 11, 2025, Safe & Green Holdings Corp. (the “Company”) was notified by the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that, based upon the Company’s continued non-compliance with the minimum $1.00 bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”) as of June 10, 2025, the deficiency could serve as an additional basis for the delisting of the Company’s securities from Nasdaq. The Company plans to present its plan to regain compliance with the Rule at its upcoming hearing before the Nasdaq Hearings Panel. The notice no immediate effect on the listing or trading of the Company’s common stock and the Company’s common stock will continue to trade under symbol “SGBX” at least pending the ultimate conclusion of the hearing process.

As previously disclosed, on December 12, 2024, Nasdaq notified the Company that the bid price of its listed securities had closed at less than $1.00 per share over the previous 30 consecutive business days and, as a result, the Company did not comply with the Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until June 10, 2025, to regain compliance with the Rule. The Company was not eligible for a second grace period to regain compliance with the Rule and, accordingly, the Staff issued the additional delist determination dated June 11, 2025.

On May 13, 2025, Safe & Green Holdings Corp. (the “Company”) received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), stating that based on its review of the Company’s public filings with the Securities and Exchange Commission (the “SEC”), its staff has determined to delist the Company’s securities pursuant to its discretionary authority under Listing Rule 5101. Specifically, as set forth in the letter, Nasdaq’s staff determined that the Company’s issuance of securities pursuant to the securities purchase agreement dated April 14, 2025, particularly the Series B warrants exercisable on an alternate cashless basis as described in the Company’s prior SEC filings, raises public interest concerns because the issuance resulted in substantial dilution for its shareholders. Accordingly, as set forth in the letter, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq.

The letter serves as a formal notification that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq. Pursuant to Listing Rule 5810(d), the Company should present its views with respect to this additional deficiency at its upcoming Panel hearing.

The Company has submitted an appeal of this determination prior to the appeal deadline of May 20, 2025, and has submitted a compliance plan to the Panel in connection with same.

On April 19, 2024, we received a delinquency letter from the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we were not in compliance with the continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1) (“Rule 5250(c)(1)”), which requires timely filing of periodic reports with the SEC for continued listing. On May 13, 2024, we received a letter (the “May 13 Compliance Notice”) from Nasdaq notifying the Company that it was now in compliance with Rule 5250(c)(1). Based on the May 7, 2024 and May 10, 2024 filings of the Company’s Form 10-K and Form 10-K/A, respectively, for the year ended December 31, 2023, Nasdaq has determined that the Company has regained compliance with Rule 5250(c)(1), and this matter is now closed according to the May 13 Compliance Notice.

On May 10, 2024, we received a letter (the “Delisting Notice”) from Nasdaq notifying the Company that Nasdaq previously notified the Company on November 7, 2023 that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”), which requires a minimum bid price of at least $1.00 per share for continued listing. On May 16, 2024, the Company received a letter (the “May 16 Compliance Notice”) from Nasdaq notifying the Company that it was now in compliance with Rule 5550(a)(2). Based on the Company’s closing bid price at or greater than $1.00 per share for 10 consecutive business days, from May 2, 2024 to May 15, 2024, Nasdaq has determined that the Company has regained compliance with Rule 5550(a)(2), and this matter is now closed according to the May 16 Compliance Notice.

Nasdaq Deficiency Notice

On May 16, 2024, the Company received a letter (the “Deficiency Notice”) from Nasdaq notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(1) (“Rule 5550(b)(1)”) because the stockholders’ equity of the Company of ($6,334,859), as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, was below the minimum requirement of $2.5 million. As of May 17, 2024, the Company does not have a market value of listed securities of $35 million, or net income from continued operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, the alternative quantitative standards for continued listing on Nasdaq.

The notification received has no immediate effect on the Company’s continued listing on Nasdaq, subject to the Company’s compliance with the other continued listing requirements.

In accordance with Nasdaq’s Listing Rules, the Company had 45 calendar days from the date of the Deficiency Notice, or no later than June 30, 2024, to submit a plan to regain compliance with Rule 5550(b)(1) (a “Compliance Plan”). The Company has submitted a Compliance Plan within 45 calendar days of the date of the Deficiency Notice and will evaluate available options to regain compliance. The Company was granted up to 180 calendar days from May 16, 2024, to evidence compliance with Rule 5550(b)(1).

On November 18, 2024, we received a letter from Nasdaq notifying the Company that the Company did not meet the terms of the extension granted by Nasdaq for the Company to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b). As a result, unless the Company requests an appeal of this determination by November 25, 2024, trading of the company’s common stock will be suspended at the opening of business on November 27, 2024, and the Company’s securities will be removed from listing and registration on The Nasdaq Stock Market. The Company filed the requisite appeal and was granted a hearing at a Nasdaq panel to present its plan to cure to the deficiency, at which time the panel may grant up to 6 months’ time for the Company to reach the required minimum of $2,500,000 in stockholders’ equity.

On December 12, 2024, the Company received a letter from Nasdaq notifying the Company that for the preceding 30 consecutive business days (October 30, 2024 through December 11, 2024), the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). The Company has an initial compliance period of 180 calendar days, or until June 10, 2025, to regain compliance, which may be achieved if the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of ten consecutive business days. If the Company does not achieve compliance by June 10, 2025, the Company may be eligible for additional time to comply.

Smaller Reporting Company

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. As a result of being considered a “smaller reporting company,” we will be entitled to certain exemptions regarding the disclosure that we are required to provide in our SEC filings. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

The Offering

This prospectus relates to the resale from time to time, by the Selling Stockholder of up to 20,408,160 Registrable Securities, consisting of (1) (a) 2,504,040 Shares and (b) 17,904,120 Pre-Funded Warrant Shares, in each case as issued to the Selling Stockholder in the April Private Placement, pursuant to the Purchase Agreement. The April Private Placement was completed on April 14, 2025.

The initial exercise price of each Series A Warrant is $0.784 per share of Common Stock. The Series A Warrants are exercisable following stockholder approval and expire five (5) years thereafter. The number of securities issuable under the Series A Warrant is subject to adjustment as described in more detail in the Series A Warrant. The initial exercise price of each Series B Warrant is $0.98 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series B Warrants are exercisable following stockholder approval and expire two and one-half (2.5) years thereafter. The number of securities issuable under the Series B Warrant is subject to adjustment as described in the Series B Warrant.

Each Pre-Funded Warrant is exercisable for one share of Common Stock for $0.0001 immediately upon issuance until all of the Pre-Funded Warrants are exercised in full. The number of Pre-Funded Warrant Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations. The shares of Common Stock, shares underlying the Series A Warrants and shares underlying the Series B Warrants are collectively referred to as the “Securities”.

The Company is not registering the Series A and Series B Warrants.

Securities offered by the Selling Stockholder	20,408,160 shares of Common Stock, consisting of (1) 2,504,040 Shares and (2) 17,904,120 Pre-Funded Warrant Shares

Common Stock to be outstanding after this offering, assuming exercise of the Pre-Funded Warrants and the Common Warrants	20,408,160 shares (assuming full exercise of the Pre-Funded Warrants)

Terms of the Offering	The Selling Stockholder and any of its pledgees, assignees and successors-in-interest will determine when and how they sell the shares offered in this prospectus and may, from time to time, sell any or all of their shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution” in this prospectus.

Use of Proceeds	We received approximately $8 million in aggregate gross proceeds from the April Private Placement (before deducting fees to the Placement Agent and related offering expenses).

We will not receive any proceeds from the resale, if any, of the Registrable Securities by the Selling Stockholder. However, we may receive approximately $20,408 in gross proceeds from the cash exercises of the Pre-Funded Warrants, based on the per share exercise price of the Common Warrants as the shares have been paid for except $0.001 of the purchase price. Any proceeds we have received from the April Private Placement and the, including any proceeds we receive from the exercise of the Common Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 11 and the similarly entitled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SGBX”.

Except as otherwise indicated herein, the number of shares of our Common Stock to be outstanding after this offering is based on 12,120,651 shares of Common Stock outstanding as of July 18, 2025, plus the 2,504,040 Shares, assumes we issue the additional 17,904,120 shares of Common Stock that are issuable under the Pre-Funded Warrants and excludes:

●	1,822 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1,574.20 per share;

●	6,259,799 shares of Common Stock issuable upon the exercise of separate outstanding warrants at a weighted-average exercise price of $1.16 per share;

●	472,443 shares of Common Stock issuable upon vesting of outstanding restricted stock units under our equity incentive plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants and no vesting of the restricted stock units described in the bullets above. To the extent that options or warrants are exercised, restricted stock units vest, new awards are granted under our equity incentive plan, or we issue additional shares of Common Stock or warrants in the future, there will be further dilution to investors participating in this offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks, uncertainties and assumptions contained in this prospectus and discussed under the heading “Risk Factors” included in our most recently filed Form 10-K, as revised or supplemented by subsequent filings, which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Our business, financial condition, results of operations and future growth prospects could be materially and adversely affected by any of these risks. In these circumstances, the market price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Similarly, the Selling Stockholder may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to the Selling Stockholder at prices lower than the prices they paid. The Selling Stockholder will have discretion to vary the timing, prices, and number of shares sold in this offering. Investors may experience a decline in the value of their shares of our Common Stock. The trading price of our Common Stock has been volatile and subject to wide fluctuations.

The issuance of Common Stock to the Selling Stockholder may cause substantial dilution to our existing stockholders and the sale of such shares acquired by the Selling Stockholder could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholder up to 20,408,160 shares of Common Stock, consisting of (1) 2,504,040 Shares and (2) 17,904,120 Pre-Funded Warrant Shares. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent the number of Registrable Securities issued. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of shares to the Selling Stockholder may cause the trading price of our Common Stock to decline.

Our need for future financing may result in the issuance of additional securities, which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors. We expect to require additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options, restricted stock units or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our stockholders.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock.

Our Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of 75,000,000 shares of our Common Stock and 5,405,010 shares of preferred stock. In certain circumstances, the Common Stock, as well as the awards available for issuance under our equity incentive plan, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock, including pursuant to outstanding equity awards, would further dilute the percentage ownership of us held by holders of Common Stock. In addition, the issuance of certain securities, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

Future sales of our Common Stock could cause the market price for our Common Stock to decline.

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Common stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline or be depressed.

The shares of Common Stock issued in connection with this offering will be freely tradeable without restriction or further registration under the Securities Act.

Because we will not declare cash dividends on our Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Common Stock, if any, will provide a return to investors in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our most recent Form 10-K entitled “Business,” and in the Form 10-K and the subsequent Forms 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

Risks Relating to our Financial Position and Capital Requirements

●	We could experience a shortfall in cash over the next twelve months.

●	Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

●	We have incurred net losses in prior periods and there can be no assurance that we will generate income in the future.

●	To date we have not generated revenue from SG Medical Co or SG Environmental Services.

●	We will need to raise additional capital to fund our existing operations.

●	We must timely register the shares issuable under the Debenture and the Warrant.

●	We may not have an adequate number of shares of common stock authorized to complete future equity transactions.

Risks Relating to our Company

●	Our ability to meet our workforce needs is crucial to our results of operations and future sales and profitability.

●	We have a fixed cost base that will affect our profitability if our sales decrease.

●	A material disruption of our suppliers or SG Echo’s facilities could prevent us from meeting customer demand.

●	A natural disaster, the effects of climate change, or other disruptions at our SG Echo facility could adversely affect us.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	We are dependent on the services of key personnel, a few customers and vendors.

●	We currently are, and may in the future be, subject to legal proceedings or investigations.

●	The loss customers or vendors could have a material adverse effect on us.

Risks Relating to our Business and Industry

●	Changes in general economic conditions and geopolitical and other conditions may adversely impact our business.

●	Limited availability or increases in costs of transportation could adversely affect our business and operations.

●	Expansion of our operations may strain resources.

●	Our clients may adjust, cancel or suspend the contracts in our backlog.

●	Our liability for estimated warranties may be inadequate.

●	We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations.

●	The cyclical and seasonal nature of the construction industry causes our revenues and operating results to fluctuate.

●	Our business depends on the construction industry and general business, financial market and economic conditions.

●	Our business relies on private investment and a slower than expected economy may adversely affect our results.

●	A material disruption at one of our suppliers’ facilities could negatively affect our overall financial results.

●	We are subject to risks regarding environmental, health and safety laws and regulations.

●	Our business may be subject to economic and political risks of vendors obtaining supplies from foreign countries.

●	Our operating results will be subject to fluctuations and are inherently unpredictable.

●	We are subject to cybersecurity risks.

●	We could suffer adverse tax and other financial consequences if we are unable to utilize our net operating loss carryforwards.

Risks Relating to our Common Stock

We have failed, and may continue to fail, to meet the listing standards of Nasdaq, and as a result our common stock may become delisted, which could have a material adverse effect on the liquidity of our common stock.

If we fail to continue to satisfy the continued listing requirements of Nasdaq, such as the corporate governance or public float requirements, or the minimum closing bid price requirement, Nasdaq will take steps to de-list our common stock. As a result of several factors, including but not limited to our financial performance, market sentiment about our industry, volatility in the financial markets generally due to the tightening of monetary policy by the Board of Governors of the United States Federal Reserve Bank (the “Federal Reserve”) and other geopolitical events, events such as the ongoing wars around the world, the per share price of our common stock has declined below the minimum bid price threshold required for continued listing. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so, as well as adversely affect our ability to issue additional securities and obtain additional financing in the future.

●	Failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting.

●	Our stock price has been subject to fluctuations in the past, has recently been volatile and our stock is thinly traded.

●	The requirements of being a public company may strain our resources.

●	Sales of shares of our common stock, could cause the price of our common stock to decline and result in dilution.

●	Certain provisions of Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

●	We have availed ourselves of reduced disclosure requirements, which may make our common stock less attractive.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” beginning on page 11 of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We received approximately $8 million in proceeds pursuant to the April Private Placement, before deducting placement agent fees and other expenses payable by the Company.

However, we will not receive any proceeds from the sale of the Registrable Securities by the Selling Stockholder.

We currently intend to use these proceeds for working capital and other general corporate purposes.

We will pay the expenses of registration of the Registrable Securities covered by this prospectus, including legal and accounting fees.

The prices at which the Registrable Securities may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership of our Common Stock beneficially owned by our current directors, named executive officers, our directors and current executive officers as a group and our 5% stockholders as of July 18, 2025 and as adjusted to reflect the sale of the securities offered in this offering (assuming the issuance of all of the 20,408,160 shares of Common Stock being registered in this offering which are not outstanding as of April 25, 2025), by (i) each current director, (ii) each named executive officer, (iii) each person who we know to be the beneficial owner of more than 5% of our Common Stock, and (iv) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Percentage ownership prior to this offering is based on 12,120,651shares of our Common Stock outstanding as of July 18, 2025. Percentage ownership after this offering is based on 20,408,160 shares of our Common Stock outstanding assuming the issuance of all of the 20,408,160 shares of Common Stock being registered in this offering which are not outstanding on the date hereof.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Safe and Green Development Corporation, 990 Biscayne Boulevard, #501, Office 12, Miami, Florida 33132.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Common Stock issuable pursuant to the exercise of profits interest units, warrants or other rights that are either immediately exercisable or exercisable on or before July 18, 2025, which is approximately 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned Prior to this Offering

Paul M. Galvin, Former Chairman and Former Chief Executive Officer	283,406	(1)	2.33%
Michael McLaren, Chief Executive Officer	1,216,000		10.03%
Jim Pendergast, Chief Operating Officer
Patricia Kaelin, Chief Financial Officer	11,750		*
William Rogers, Former Chief Operating Officer	9,088		*
Jill Anderson, Director	45,993		*
Shafron Hawkins, Director	50,273		*
Thomas Meharey, Director	42,835		*
Christopher Melton, Director	53,115	(2)	* %
David Villarreal, Former Director	16,552		* %
All current executive officers and directors as a group (7 persons)	1,419,966		12.36%

5% Stockholders other than executive officers and directors
Armistice Capital, LLC(3)	218,287		1.80%

*	Less than 1% ownership interest.
(1)	Includes 42,822 shares of Common Stock held directly by Mr. Galvin and 25 shares held by TAG Partners, LLC (“TAG”), an investment partnership formed for the purpose of investing in the Company. Mr. Galvin is a managing member of, and has a controlling interest in, TAG and may be deemed to beneficially own the share of Common Stock held by TAG, over which he has shared voting and dispositive power. Mr. Galvin disclaims beneficial ownership of the shares of Common Stock held by TAG except to the extent of his pecuniary interest therein. Also includes 1,190 options to purchase our Common Stock presently exercisable.
(2)	Includes 10 shares of Common Stock held in Mr. Melton’s retirement account, which Mr. Melton indirectly owns, and 4,424 shares of Common Stock held directly by Mr. Melton.
(3)	Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the Shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the securities of the Issuer held by the Master Fund and thus may be deemed to beneficially own the securities of the Issuer held by the Master Fund. Mr. Steven Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the securities of the Issuer held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities of the Issuer directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital.

SELLING STOCKHOLDER

The shares of Common Stock being offered by the Selling Stockholder are the Registrable Securities, consisting of the Shares and the Pre-Funded Warrant Shares. For additional information regarding the issuance of these securities, see “Prospectus Summary — The Offering” on page 9 of this prospectus. We are registering the Registrable Securities in order to permit the Selling Stockholder to offer the shares for resale from time to time.

The following table sets forth certain information with respect to the Selling Stockholder, including (i) the number of shares of our Common Stock beneficially owned by the Selling Stockholder prior to this offering without regard to any beneficial ownership limitations contained in the Pre-Funded Warrants, (ii) the number of shares being offered by the Selling Stockholder pursuant to this prospectus, and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering assuming the sale of all of the shares of Common Stock covered by this prospectus. The registration of the Registrable Securities does not necessarily mean that the Selling Stockholder will sell all or any of the Registrable Securities, but the number of shares and percentages set forth in the final two columns below assume that all Registrable Securities are sold.

The table is based on information supplied to us by the Selling Stockholder, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to warrants held by that Selling Stockholder that are exercisable within 60 days after July 18, 2025, are deemed outstanding. The percentage of beneficial ownership after this offering is based on 12,120,651 shares of Common Stock outstanding assuming the issuance of all of the 20,408,160 shares of Common Stock being registered in this offering which are not outstanding on the date hereof.

We have assumed that all shares of Common Stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of Common Stock that will be held by the Selling Stockholder upon termination of the offering covered by this prospectus because the Selling Stockholder may offer some, all or none of the shares of Common Stock being offered in the offering. Information about the Selling Stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Number of Shares of Common Stock Beneficially Owned Prior to this	Maximum Number of Shares of Common Stock to be Offered for Resale in this Offering(2)	Shares of Common Stock Beneficially Owned Immediately Following this Offering(1)
Name	Offering(1)	Number	Number	Percentage
Great Point Capital LLC(3)	5,102,040	5,102,040	—	—%
East West Capital, LLC(4)	5,102,040	5,102,040	—	—%
Robert Forster (5)	5,102,040	5,102,040	—	—%
Sabby Volatility Master Fund, Ltd.(6)	5,102,040	5,102,040	—	—%

(1)	Number and Percentage are based on 10,117,280 shares of Common Stock outstanding as of July 18, 2025, assuming the resale of all Common Stock covered by this prospectus and giving effect to the beneficial ownership blockers in the Warrants held by the Selling Shareholder.

(2)	Consists of (1) 2,504,040 Shares and (2) 17,904,120 shares of our Common Stock issuable upon exercise of Pre-Funded Warrants.

(3)	Consists of (i) 700,000 Common Shares and (ii) 4,402,040 Common Shares issuable upon exercise of Pre-funded Warrants. The Pre-Funded Warrants and Series B Warrants contain a 9.99% blocker, and the Series A Warrants contain a 4.99% blocker. Dan Dimiero is the natural control person of Great Point Capital, LLC, with an address of 12301 Research Blvd., Building 4-270 Austin, TX 78759.

(4)	Consists of (i) 700,000 Common Shares and (ii) 4,402,040 Common Shares issuable upon exercise of Pre-funded Warrants. The Pre-Funded Warrants and Series B Warrants contain a 9.99% blocker, and the Series A Warrants contain a 4.99% blocker. John Fife is the natural control person of East West Capital, LLC, with an address of 2005 East 2700 South STE 200, Salt Lake City, UT, 84109.

(5)	Consists of (i) 402,000 Common Shares and (ii) 4,700,000 Common Shares issuable upon exercise of Pre-funded Warrants. The Pre-Funded Warrants and Series B Warrants contain a 9.99% blocker, and the Series A Warrants contain a 4.99% blocker. The address for Robert Forster is 54 Deepdale Drive, Great Neck, NY 11021.

(6)	Consists of (i) 702,000 Common Shares and (ii) 4,402,040 Common Shares issuable upon exercise of Pre-funded Warrants. The Pre-Funded Warrants and Series B Warrants contain a 9.99% blocker, and the Series A Warrants contain a 4.99% blocker. Sabby Management, LLC, in its capacity as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., has the power to vote and the power to direct the disposition of all securities held by Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the Managing Member of Sabby Management, LLC. Each of Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

Relationship with Selling Stockholder

To our knowledge, the Selling Stockholder did not have any position, office, or other material relationship with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Stockholder does not own any Registrable Securities, Pre-Funded Warrants or Common Warrants. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR SECURITIES

The following description of our capital stock and the provisions of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”) are summaries and are qualified by reference to the certificate of incorporation and the bylaws. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Description of Common Stock.

Authorized Shares of Common Stock.  We currently have authorized 75,000,000 shares of Common Stock.

Voting.  Holders of our Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Our directors are elected by a plurality of the votes cast by the stockholders entitled to vote at our annual meeting of stockholders.

Dividends.  Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our Common Stock are entitled to receive dividends ratably when, as and if declared by our Board of Directors, out of funds legally available for that purpose. We have not paid any dividends on our Common Stock and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Liquidation.  Upon our liquidation, dissolution or winding up, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Rights and Preferences.  The holders of our Common Stock have no preemptive, subscription or redemption rights pertaining to our Common Stock and have no rights to convert their Common Stock into any other securities. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of our Common Stock be issued. In addition, the rights of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future. See “Risk Factors” section in our most recent Form 10-K for a further description of risks related to our Common Stock.

Fully Paid and Nonassessable.  All of our issued and outstanding shares of Common Stock are fully paid and nonassessable.

Description of the Warrants

Duration and Exercise Price.  All Warrants, except for the Pre-Funded Warrants, are exercisable following stockholders approval. The Pre-Funded Warrants have an exercise price of $0.0001 per share and do not expire, and are exercisable immediately upon issuance. The Common Warrants have an exercise price of $0.784 and $0.98 per share. The Common Warrants expire five years from the effective date of this registration statement. The exercise price and number of shares of Common Stock issuable upon exercise of any Warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock the and exercise price.

Exercisability.  The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of shares of Common Stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares (or an exemption from registration under the Securities Act is available for the issuance of such shares), by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise.

If a registration statement or current prospectus is not effective or available for the registration under the Securities Act of the Warrants, or the resale of the shares of Common Stock underlying the Warrants, at any time 60 days after the issue date, the holder may, in its sole discretion, elect to exercise Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the applicable Warrant.

Exercise Limitation.  A holder will not have the right to exercise any portion of the Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. A holder will not have the right to exercise any portion of the Common Warrants, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants, as applicable. Any holder of the Common Warrants may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exchange Listing.  There is no established trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market.

Participation Rights.  If at any time we grant, issue or sell any shares of Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any shares of Common Stock (the “Purchase Rights”), the holder of any Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, subject to the beneficial ownership limitations, the aggregate Purchase Rights which the holder of such Warrants could have acquired if the holder had held the number of Common Stock acquirable upon complete exercise of such Warrant.

Fundamental Transactions.  If (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the shares of Common Stock or any compulsory share exchange pursuant to which the shares of Common Stock are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), each a “Fundamental Transaction,” then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of our shares of Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of any Warrant shall be given the same choice as to the consideration it receives upon any exercise of such Warrant following such fundamental transaction. In addition, the successor entity, at the request of the holder of any Warrant, will be obligated to purchase any unexercised portion of such Warrant, in accordance with the terms of such Warrant.

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, we or any Successor Entity (as defined in the Purchase Agreement) shall, at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase a Warrant, from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Purchase Agreement) of the remaining unexercised portion of such Warrant on the date of the consummation of such Fundamental Transaction; provided, however, if the Fundamental Transaction is not within our control, including if not approved by our Board of Directors, the holder will only be entitled to receive from us or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such Warrant that is being offered and paid to the holders of Common Stock in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the applicable Warrant or by virtue of such holder’s ownership of our Common Stock, the holder of a Warrant will not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises such Warrant.

Resale/Registration Rights.  We have filed this registration statement with the SEC that includes this prospectus to register for resale under the Securities Act, the Registrable Securities, consisting of the Shares, the Pre-Funded Warrant Shares and the Common Warrant Shares to satisfy our obligations in connection with the April Private Placement. We are required to use commercially reasonable efforts to cause such registration to become effective by May 30, 2025, within 45 days of the closing of the April Private Placement (or June 30, 2025, in the event of a full review by the SEC) for the April Registrable Securities , and to keep such registration statement effective at all times until the Selling Stockholder does not own any Registrable Securities, Pre-Funded Warrants or Common Warrants.

Reverse Stock Split

On May 2, 2024, we effected the Reverse Split. As a result of the Reverse Split, each of our stockholders received one new share of Common Stock for every 20 shares such stockholder held immediately prior to the effective time of the Reverse Split. The Reverse Split affected all of our issued and outstanding shares of Common Stock equally. The Reverse Split also affected our outstanding stock options, warrants and other exercisable or convertible securities and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately. No fractional shares were issued as a result of the Reverse Split. Any fractional shares that would have otherwise resulted from the Reverse Split was paid in cash, at an amount equal to the resulting fractional interest in one share of the Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on May 2, 2024.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, such negotiation could result in an improvement of the terms of such proposals.

Certificate of Incorporation and Bylaws

Certain provisions set forth in our Certificate of Incorporation, our Bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Proposals of business and nominations.    Our Bylaws generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 3.16 requires stockholders intending to submit proposals or nominations at a stockholders meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Section 3.16 provides a time period during which business or nominations must be provided to the Company that will create a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock.    Our Board of Directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies.    Our Bylaws generally provide that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

While the foregoing provisions of our Certificate of Incorporation, Bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset, stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of Section 203 to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Listing

Our Common Stock is listed for trading on The Nasdaq Capital Market under the symbol “SGBX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent’s principal business address is 48 Wall Street, Floor 23, New York, New York 10005, and its telephone number is (800) 468-9716.

LEGAL MATTERS

The validity of the shares of Common Stock being offered by this prospectus have been passed upon for us by Sichenzia Ross Ference Carmel LLP

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2024, incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of M&K CPAS PLLC, an independent registered public accounting firm, incorporated by reference, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements as of and for the year ended December 31, 2023 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of M&K CPAS PLLC, an independent registered public accounting firm, incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

The SEC maintains an Internet website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those made after (i) the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offering of the shares of our Common Stock included in this prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024 (File No. 001-38037) filed with the SEC on April 1, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 17, 2025, January 14, 2025, January 21, 2025, January 27, 2025, January 29, 2025, both 8-K’s filed on February 3, 2025, February 20, 2025, February 24, 2025, February 28, 2025, March 10, 2025, April 2, 2025, April 9, 2025, April 16, 2025, April 17, 2025, May 16, 2025, May 22, 2025, May 29, 2025, June 2, 2025, June 5, 2025, June 10, 2025, June 12, 2025 and July 18, 2025 (File Nos. 001-38037); and

●	The description of the Registrant’s Common Stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, as filed on March 20, 2017 (File No. 001-38037), including any amendment or report filed for the purpose of updating such description, as updated by the description of the Common Stock filed as Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on April 1, 2025, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) from our website (www.safeandgreenholdings.com) or by writing or calling us at the following address and telephone number:

Safe & Green Holdings Corp.
990 Biscayne Blvd., Suite 501
Miami, Florida 33132
(646) 240-4235

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than any estimated placement agent discounts and commissions, in connection with the offering and sale of the shares of Common Stock being registered. The Selling Stockholder will pay any underwriting discounts, commissions and transfer taxes applicable to shares of Common Stock sold by it. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$1,937.18
Legal fees and expenses relating to the April Private Placement	$65,000.00
Legal fees and expenses relating to this Registration Statement	$0.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$0.00
Total	$76,937.18

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of (i) A director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) A director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) A director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

Our amended and restated bylaws provides that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify its employees and agents. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the DGCL.

We have entered into indemnification agreements with each of our directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 1, 2025, which is incorporated by reference herein (See “Incorporation of Certain Documents By Reference” and “Where You Can Find Additional Information” in this prospectus), there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

On May 14, 2025, in connection with the April Private Placement, we sold to the Selling Stockholder the Shares, the Pre-Funded Warrants and the Common Warrants.

On March 8, 2024, in connection with the March Private Placement (the “March Private Placement”), we sold to the Selling Stockholder the Inducement Warrants in exchange for the Selling Shareholder exercising existing warrants for 1,898,630 shares of common stock (94,932 as adjusted for the May Stock Split) issued in a private placement offering that closed on October 27, 2021, at an exercise price of $0.2603 per share ($5.206 as adjusted for the May Stock Split). The issuance of the shares of Common Stock underlying the existing warrants were registered pursuant to an existing registration statement on Form S-1 (File No. 333-260996), which was declared effective by the SEC on November 23, 2021.

On January 11, 2024, we entered into a securities purchase agreement with Peak One Opportunity Fund, L.P. (“Peak One”), pursuant to which, among other things, we sold to Peak One warrants to purchase up to 375,000 shares of our Common Stock in a private placement and a debenture in the principal amount of $1,300,000 which is convertible into shares of Common Stock at a conversion price of $0.46 per share. The maximum number of shares of Common Stock that currently may be issued under the debenture is 2,835,302, which takes into account the Exchange Cap specified in such agreements.

On February 7, 2023, we entered into a securities purchase agreement with Peak One, pursuant to which, among other things, we sold to Peak One warrants to purchase up to 500,000 shares of our Common Stock in a private placement and a debenture in the principal amount of $1,00,000 which is convertible into shares of Common Stock at a conversion price of $1.50 per share. We also entered into an equity purchase agreement on the same date pursuant to which we issued to Peak One 75,000 shares of Common Stock and up to $10,000,000 of additional shares of Common Stock that we may put to Peak One The maximum number of shares of Common Stock that currently may be issued under both agreements is 2,760,675, which takes into account the Exchange Cap specified in such agreements.

On October 25, 2021 in connection with a registered direct offering of our Common Stock and pre-funded warrants to purchase shares of Common Stock, we entered into a securities purchase agreement with the Selling Shareholder, pursuant to which, among other things, we sold warrants to purchase up to 1,898,630 shares of our Common Stock in a private placement. No separate consideration was paid for the issuance of such warrants.

We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, July 21st, 2025.

SAFE & GREEN HOLDINGS CORP.

By:	/s/ Michael McLaren
Name:	Michael McLaren
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael McLaren, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act 1933, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael McLaren	Chairman and Chief Executive Officer	July 21, 2025
Michael McLaren	(Principal Executive Officer)

/s/ Patricia Kaelin	Acting Chief Financial Officer	July 21, 2025
Patricia Kaelin	(Principal Financial and Accounting Officer)

/s/ Jim Pendergast	Chief Operating Officer	July 21, 2025
Jim Pendergast

/s/ Christopher Melton	Director	July 21, 2025
Christopher Melton

/s/ Shafron E. Hawkins	Director	July 21, 2025
Shafron E. Hawkins

/s/ Jill Anderson	Director	July 21, 2025
Jill Anderson

/s/ Thomas Meharey	Director	July 21, 2025
Thomas Meharey

/s/ Paul Galvin	Director	July 21, 2025
Paul Galvin

EXHIBIT INDEX

Exhibit No.	Description
1.1	Placement Agency Agreement, dated May 3, 2024, by and between Safe & Green Holdings Corp. and A.G.P./Alliance Global Partners, as sole Placement Agent (incorporated herein by reference to Exhibit 1.1 of the Current Report on Form 8-K filed with the SEC on May 9, 2024 (File No. 001-38037)).
2.1	Order Confirming Debtors’ Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.2	Disclosure Statement for Amended Plan of Reorganization for Safe & Green Holdings Corp., et al. under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.3	Order of the Bankruptcy Court for the Southern District of New York Approving the Disclosure Statement and Setting Plan of Reorganization Confirmation Deadlines (incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.4	Separation and Distribution Agreement by and between the Company and Safe and Green Development Corporation (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
3.1	Amended and Restated Certificate of Incorporation of Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 28, 2017 (File No. 000-22563)).
3.4	Certificate of Amendment to Certificate of Designation, dated May 11, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 12, 2017 (File No. 001-38037)).
3.5	Certificate of Elimination of Series A Convertible Preferred Stock, dated December 13, 2018 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 17, 2018 (File No. 001-38037)).
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated June 5, 2019 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 5, 2019 (File No. 001-38037)).
3.7	Form of Certificate of Designation of the Series B Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.7 to the Registration Statement on Form S-1/A (File No. 333-235295) as filed by the Registrant with the Securities and Exchange Commission on December 9, 2019).
3.8	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 5, 2020 (File No. 001-38037)).
3.9	Amended and Restated Bylaws of Safe & Green Holdings Corp. dated June 4, 2021 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 7, 2021 (File No. 001-38037)).
3.10	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 22, 2022 (File No. 001-38037)).

Exhibit No.	Description
3.11	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 17, 2023 (File No. 001-38037))
3.12	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Safe & Green Holdings Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 2, 2024 (File No. 001-38037))
4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).
4.2	Form of Series A Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).
4.3	Form of Representative’s Warrant Agreement (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 31, 2019 (File No. 001-38037)).
4.4	Form of 9% Secured Note (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)
4.5	Form of Representative’s Warrant (incorporated herein by reference to Exhibit 4.14 to the Registration Statement on Form S-1/A filed by the Registrant with the Securities and Exchange Commission on May 5, 2020 (File No. 333-237682)).
4.7	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.15 to the Registration Statement on Form S-1/A filed by the Registrant with the Securities and Exchange Commission on May 5, 2020 (File No. 333-237682)).
4.8	Description of Securities (incorporated by reference to exhibit 4.9 of the Annual Report on Form 10-K filed with the SEC on March 31, 2023 (File No. 000-22563))
4.9	Debenture, dated February 7, 2023, in the principal amount of $1,100,000 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
4.10	Description of securities registered pursuant to Section 12 of the Securities Exchange Act of 1924, as amended (incorporated by reference to Exhibit 4.9 of the Annual Report on Form 10-K/A filed with the SEC on May 9, 2024 (File No. 000-22563))
4.11	Warrant, dated February 7, 2023 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
4.12	Form of Indenture (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 as filed by the Registrant with the Securities and Exchange Commission on July 24, 2023 (File No. 333-237682)
4.13	Debenture dated November 30, 2023, in the principal amount of $700,000 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 1, 2023 (File No. 001-38087)
4.15	Warrant, dated November 30, 2023 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 1, 2023 (File No. 001-38087)
4.16	Debenture dated January 11, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38087)
4.17	Warrant, dated January 11, 2024 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38087)
4.18	Form of Promissory Note by and between the Company and Paul Galvin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 20, 2023 (File No. 001-38037)

Exhibit No.	Description
4.19	Debenture, dated February 15, 2024 in the principal amount of $250,000 (incorporated by reference to Exhibit 4.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 22, 2024).
4.20	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on May 9, 2024 (File No. 001-38037)).
4.21	Form of Common Warrant (incorporated herein by reference to Exhibit 4.2 of the Current Report on Form 8-K filed with the SEC on May 9, 2024 (File No. 001-38037)).
4.22	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.3 of the Current Report on Form 8-K filed with the SEC on May 9, 2024 (File No. 001-38037)).
4.23	Form of Inducement Warrant (incorporated herein by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on May 17, 2024 (File No. 001-38037))
4.24	Form of Series A Warrant (incorporated by reference herein to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
4.25	Form of Series B Warrant (incorporated by reference herein to Exhibit 4.2 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
4.26	Form of Pre-Funded Warrant (incorporated by reference herein to Exhibit 4.3 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
5.1*	Legal Opinion of Sichenzia Ross Ference Carmel LLP
10.1#	Form of Safe & Green Holdings Corp. Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 1, 2016 (File No. 000-22563)).
10.2#	Form of Safe & Green Holdings Corp. Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 1, 2016 (File No. 000-22563)).
10.3#	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-215922) as filed by the Registrant with the Securities and Exchange Commission on February 6, 2017).
10.4#	Safe & Green Holdings Corp. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-215922) as filed by the Registrant with the Securities and Exchange Commission on February 6, 2017).
10.5#	Executive Employment Agreement, effective as of January 1, 2017, between Paul M. Galvin and Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on March 14, 2017 (File No. 000-22563)).
10.6#	Amendment No. 1 to the Safe & Green Holdings Corp. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 5, 2018 (File No. 001-38037)).
10.7#	Form of Safe & Green Holdings Corp. Restricted Share Unit Agreement (Non-Employee Directors) (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 30, 2018 (File No. 001-38037)).
10.8#	Form of Safe & Green Holdings Corp. Restricted Share Unit Agreement (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).
10.9#	Form of Safe & Green Holdings Corp. Restricted Share Unit Agreement (Special Bonus) (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).
10.10	Exclusive License Agreement, entered into as of October 3, 2019 by and between Safe & Green Holdings Corp. and CPF MF 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 9, 2019 (File No. 001-38037))
10.11#	Loan Agreement and Promissory Note, dated effective October 3, 2019, between Safe & Green Holdings Corp., as lender, and CPF GP 2019-1 LLC, as borrower (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 9, 2019 (File No. 001-38037))
10.12#	Right of First Refusal Agreement, entered into as of October 9, 2019 by and between Safe & Green Holdings Corp. and CMC Development LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 15, 2019 (File No. 001-38037))

Exhibit No.	Description
10.13	Amendment to Loan Agreement and Promissory Note between Safe & Green Holdings Corp. and CPF GP 2019-LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 15, 2019 (File No. 001-38037))
10.14	Second Amendment to Loan Agreement and Promissory Note dated November 7, 2019 between CPF GP 2019-1 LLC and Safe & Green, Inc (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).
10.15	Amendment No. 1 to Exclusive License Agreement, entered into as of October 3, 2019 by and between Safe & Green Holdings Corp. and CPF MF 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on November 14, 2019 (File No. 001-38037)).
10.16	Waiver of Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 13, 2019 (File No. 001-38037)).
10.17	Promissory Note, dated January 21, 2020, issued by CPF GP 2019-1 LLC to Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)).
10.18	Promissory Note, dated January 21, 2020, issued by CPF GP 2019-1 LLC to Paul Galvin (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)).
10.19	Security Agreement, by and among CPF GP 2019-1 LLC, Safe & Green Holdings Corp. and Paul Galvin, dated January 21, 2020 (incorporated herein by reference to Exhibit 10.3 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)).
10.20	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)).
10.21	Form of Pledge Agreement (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)).
10.22	Distributorship Agreement between Osang Healthcare Co., Ltd. and Safe & Green Holdings Corp., effective as of April 28, 2020 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037)).
10.23	Amendment to Distributorship Agreement between Osang Healthcare Co., Ltd. and Safe & Green Holdings Corp., dated April 30, 2020 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037)).
10.24	Agreement between Osang Group Co. Ltd. and Safe & Green Holdings Corp., dated May 1, 2020 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037)).
10.25	Amendment No. 2 to the Safe & Green Holdings Corp. Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 25, 2020).
10.26	Asset Purchase Agreement by and between SG Echo, LLC and Echo DCL, LLC, dated September 17, 2020 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2020 (File No. 001-38037)).
10.27	Unimproved Property Contract, dated February 25, 2021, by and between Safe & Green Holdings Corp. and Northport Harbor LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 11, 2021 (File No. 001-38037)).
10.28	Settlement and Mutual Release Agreement, dated June 15, 2021, by and among CPF GP 2019-1 LLC, Capital Plus Financial, LLC and Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).

Exhibit No.	Description
10.29	Termination of Exclusive License Agreement, effective June 15, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.30	Assignment of Limited Rights Under Membership Interest Redemption Agreement, dated June 15, 2021, by and among Capital Plus Financial, LLC, Safe & Green Holdings Corp. and CPF GP 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.31#	Operating Agreement by and between SGB Development Corp., Jacoby Development, Inc. and JDI-Cumberland Inlet. LLC, dated June 24, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 28, 2021 (File No. 001-38037)).
10.32#	Fabrication and Building Services Agreement by and between JDI-Cumberland Inlet, LLC and SG Echo, LLC, dated June 24, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 28, 2021 (File No. 001-38037)).
10.33#	Real Estate Lien Note, dated July 14, 2021, in the principal amount of $2,000,000 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.34	Deed of Trust, dated July 14, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.35	Assignment of Leases and Rents, dated July 8, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.36	Amendment No. 3 to the SG Blocks, Inc. Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed by the Registrant with the Securities and Exchange Commission on July 14, 2021 (File No. 001-38087)).
10.37	Employment Agreement, dated September 27, 2021, between Safe & Green Holdings Corp. and William Rogers (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 1, 2021 (File No. 001-38037)).
10.38	Employment Agreement, dated September 30, 2021, between Safe & Green Holdings Corp. and Gerald Sheeran (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 1, 2021 (File No. 001-38037)).
10.39	Placement Agency Agreement, dated as of October 25, 2021, by and between the Company and the Placement Agent (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 26, 2021 (File No. 001-38037)).
10.40	Form of Securities Purchase Agreement, dated as of October 25, 2021, by and between the Company and the Selling Stockholder (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 26, 2021 (File No. 001-38037)).
10.41	Lease Agreement by and between SG Echo LLC and May Properties, LLC, dated October 28, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.42	Guaranty by the Company dated October 28, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.43	Loan Agreement by and among SG Echo LLC, The Durant Industrial Authority and the Company, as guarantor, dated October 29, 2021 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.44	Forgivable Promissory Note, dated October 29, 2021, issued by SG Echo LLC (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).

Exhibit No.	Description
10.45	Amendment to Employment Agreement, dated July 5, 2022, between the Company and (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2023 (File No. 001-38037)).
10.46	Employment Agreement between SG Blocks, Inc. and Marc Brune, dated September 1, 2022, between SG Blocks, Inc. and (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 1, 2022 (File No. 001-38037)).
10.47	Fabrication Agreement between SGB Development Corp. and SG Echo, LLC, dated December 2, 2022, (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 6, 2022 (File No. 001-38037)).
10.48	Employment Agreement, dated February 3, 2023, between Safe and Green Development Corporation and David Villarreal (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2023 (File No. 001-38037)).
10.49	Securities Purchase Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.50	Registration Rights Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.51	Equity Purchase Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.52	Registration Rights Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.53	Loan Agreement dated March 30,2023 between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.54	Promissory Note dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.55#	Deed of Trust and Security Agreement, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.56#	Assignment of Contract Rights dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38087)
10.57	Mortgage dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.58#	Limited Guaranty, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.59	Resignation Letter from Yaniv Blumenfeld (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 3, 2023 (File No. 001-38037)
10.60	Employment Agreement by and between the Company and Patricia Kaelin dated as of May 1, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 3, 2023 (File No. 001-38037)

Exhibit No.	Description
10.61	Standard Cash Advance Agreement, dated May 16, 2023 by and between SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 22, 2023 (File No. 001-38037)
10.62	Secured Commercial Promissory Note, date June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.63	Mortgage, date June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.64	Non-Recourse Factoring and Security Agreement, dated June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.65	Secured Continuing Corporate Guaranty, date June 8, 2023 by and between the Company in favor of SouthStar Financial LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.66	Cross-Default and Cross Collateralization Agreement, date June 8, 2023 by and between the Company, SG Echo LLC and SouthStar Financial LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.67	Loan Agreement, dated as of June 16, 2023, between the Company and BCV S&G DevCorp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 29, 2023 (File No. 001-38037)
10.68	Escrow Agreement, dated June 21, 2023 among the Company, Bridgeline Capital Partners S.A., acting on behalf BCV S&G DevCorp, and American Stock Transfer & Trust Company, LLC, as Escrow Agent (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 29, 2023 (File No. 001-38037)
10.69	Note Cancellation Agreement, Effective as of July 1, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 11, 2023 (File No. 001-38037)
10.70	Promissory Note by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 11, 2023 (File No. 001-38037)
10.71	Amendment No. 1 to Loan Agreement, dated as of August 25, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 28, 2023 (File No. 001-38037)
10.72	Offer Letter by and between the Company and Vanessa Villaverde dated August 28, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 29, 2023 (File No. 001-38037)
10.73	Offer Letter by and between the Company and Jill Anderson dated August 30, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 5, 2023 (File No. 001-38037)
10.74	Amendment No. 2 to Loan Agreement dated as of September 11, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 12, 2023 (File No. 001-38037)
10.75	Amendment to Employment Agreement dated as of September 19, 2023 by and between the Company and Paul Galvin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 19, 2023 (File No. 001-38037)

Exhibit No.	Description
10.76	Shared Services Agreement by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
10.77	Tax Matters Agreement by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
10.78	Amendment No. 4 to the Company’s Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 10, 2023 (File No. 001-38037)
10.79	Mutual Settlement and Release Agreement by and between the Company and William Rogers (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 25, 2023 (File No. 001-38037)
10.80	Standard Cash Advance Agreement, dated September 26, 2023, by and between SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 25, 2023 (File No. 001-38037)
10.81	Note Subscription Agreement by and between the Company and E-Lovu Health, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 16, 2023 (File No. 001-38037)
10.82	Standard Cash Advance Agreement, dated November 20, 2023 by and between the Company and SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 22, 2023 (File No. 001-38037)
10.83	Contribution Agreement between LV Peninsula Holding LLC and Preserve Acquisitions, LLC entered into as of November 28, 2023 (Incorporated by reference to Exhibit 10.1 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 4, 2023)
10.84	Securities Purchase Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.1 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.85	Registration Rights Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.2 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.86	Equity Purchase Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.3 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.87	Registration Rights Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.4 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.88	2023 Subsidiaries Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 11, 2023 (File No. 001-38037)
10.89	Master Purchase Agreement by and between the Company and SG Echo LLC and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 21, 2023 (File No. 001-38037)
10.90	Mutual Separation And Release Agreement by and between the Company and Vanessa Villaverde (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 26, 2023 (File No. 001-38037)
10.91	Standard Merchant Cash Advance Agreement by and among SG Building Blocks, Inc., SG Echo, LLC and Madison Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 10, 2024 (File No. 001-38037)
10.92	Securities Purchase Agreement dated January 11, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38037)
10.93	Securities Purchase Agreement dated January 11, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38037)

Exhibit No.	Description
10.94	Standard Cash Advance Agreement, dated January 29, 2024 by and between the Company and SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 31, 2024 (File No. 001-38037)
10.95	Agreement of Sale between Safe and Green Development Corporation and Pigmental, LLC, dated January 31, 2024 (incorporated by reference to Exhibit 10.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 6, 2024).
10.96	Settlement and Release Agreement dated February 9, 2024 by and between the Company and Maxim Group LLC (incorporated by reference to Exhibit 10.82 to the Registration Statement on Form S-1/A as filed by the Registrant with the Securities and Exchange Commission on February 12, 2024 (File No. 333-276732)).
10.97	Settlement and Release Agreement dated February 9, 2024 by and between the Company and Maxim Group LLC (incorporated by reference to Exhibit 10.82 to the Registration Statement on Form S-1/A as filed by the Registrant with the Securities and Exchange Commission on February 12, 2024 (File No. 333-276732)).
10.98	Membership Interests Purchase Agreement, dated as of February 7, 2024, by and among Safe and Green Development Corporation, the members of Majestic World Holdings LLC listed therein, Majestic World Holdings LLC and Sellers Representative (incorporated by reference to Exhibit 10.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 13, 2024).
10.99	Side Letter Agreement, dated as of February 7, 2024, by and among Safe and Green Development Corporation, Majestic World Holdings LLC and Sellers Representative (incorporated by reference to Exhibit 10.2 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 13, 2024).
10.100	Profit Sharing Agreement, dated as of February 7, 2024, by and between Safe and Green Development Corporation and Matthew A. Barstow on behalf of and as the duly authorized representative of the members identified therein (incorporated by reference to Exhibit 10.3 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 13, 2024).
10.101	Amendment No. 1 to the Securities Purchase Agreement, dated February 15, 2024 (incorporated by reference to Exhibit 10.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 22, 2024).
10.102	Amendment No. 1 to the Registration Rights Agreement, dated February 15, 2024 (incorporated by reference to Exhibit 10.2 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 22, 2024).
10.103	Form of Securities Purchase Agreement, dated May 3, 2024, by and between Safe & Green Holdings Corp. and the Purchaser named therein (incorporated by reference to Exhibit 10.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on May 9, 2024).
10.104	Form of Registration Rights Agreement, dated May 3, 2024, by and between Safe & Green Holdings Corp. and the Purchaser named therein (incorporated by reference to Exhibit 10.2 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on May 9, 2024).
10.105	Inducement Offer to Exercise Common Stock Purchase Warrants, dated March 8, 2024, by and between the Registrant and holder of common stock purchase warrants party thereto (incorporated herein by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on May 17, 2024 (File No. 001-38037))
10.106	Form of Securities Purchase Agreement (incorporated by reference herein to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
10.107	Form of Registration Rights Agreement (incorporated by reference herein to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on May 7, 2024 (File No. 001-38037)).
23.1*	Consent of M&K CPAS PLLC, Independent Registered Public Accounting Firm.
23.2	Consent of Sichenzia Ross Ference Carmel LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fees

^	Previously filed.
*	Filed herewith.